Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. MAKES AN ANNOUNCEMENT REGARDING PREFERRED DIVIDENDS

Virginia Beach, VA – December 20, 2018 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“WHLR” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers, today announced that, as part of its ongoing evaluation of strategic alternatives, that it will not pay its anticipated fourth quarter dividends on shares of its Series A Preferred Stock, Series B Convertible Preferred Stock and Series D Cumulative Convertible Preferred Stock at this time. These dividends represent quarterly payments of $22.50, $0.5625 and $0.5469 per respective preferred share and were anticipated to be paid in January 2019.

The Company intends to accelerate its efforts to reduce short-term, higher cost debt where accretive and complete strategic dispositions and refinancings, while continuing its efforts to improve portfolio occupancy. The Company continues to work through strategic alternatives with its advisors.

The Board of Directors will re-evaluate the payment of the preferred dividends for the first quarter of 2019 when appropriate. All future communications regarding the Company’s common stock and preferred shares, as well as the associated dividends, will be made through public disclosures in due course.

ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive, risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. For additional information about the Company, please visit: www.whlr.us.

FORWARD LOOKING STATEMENTS
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding: 1) its efforts to reduce short-term, higher cost debt where accretive and complete strategic dispositions and refinancings, while continuing its efforts to improve portfolio occupancy; and 2) preferred dividend payments and disclosure of such information are forward looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release.

Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Mary Jensen
Investor Relations
(757) 627-9088
mjensen@whlr.us